EXHIBIT 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 7, 2007 regarding the statements of financial condition of 1st Pacific Bank of California as of December 31, 2006 and 2005, and the related statements of operations, changes in shareholders’ equity, and cash flows for the three years ended December 31, 2006, appearing in the Annual Report of 1st Pacific Bancorp on Form 10-K filed with the Securities and Exchange Commission.

/s/ VAVRINEK, TRINE, DAY & CO., LLP

Laguna Hills, California

March 14, 2008